Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

LIVENTO GROUP, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities*

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered**		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Primary Offering

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share (“Class A Common Stock”)	Rule 457(c)	83,333,334	(1)	$0.01	(2)	$833,333	0.0001476	$123.00

	Total Offering Amounts							$833,333		$123.00

	Total Fees Previously Paid									$—

	Total Fee Offsets									$—

	Net Fee Due									$123.00

*	Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Company’s Registration Statement on Form S-1 to which this exhibit relates.

**	Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional number of shares of Common Stock of LIVENTO GROUP, Inc. (the “Company”) issuable upon stock splits, stock dividends or other distributions, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement.

(1)	The aggregate 83,333,334 shares of Common Stock being registered pursuant to this registration statement consists of (a) 55,555,556 shares of Common Stock available for resale , (b) 27,777,778 shares of Common Stock available for the excursive of warrants for resale

(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.01

Table 2: Fee Offset Claims and Sources

N/A